Exhibit 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On March 7, 2023, Sesen Bio consummated the merger with Carisma in accordance with the terms of the Agreement and Plan of Merger Reorganization, dated as of September 20, 2022, as amended by the First Amendment thereto dated as of December 29, 2022 and the Second Amendment thereto dated as of February 13, 2023 (as amended, the Merger Agreement) by and among Carisma and Seahawk Merger Sub, Inc. (Merger Sub) (the Merger), pursuant to which, among other matters, Merger Sub merged with and into Carisma, with Carisma continuing as a wholly-owned subsidiary of Sesen Bio and the surviving corporation of the Merger. At which time, Sesen Bio changed its name to “Carisma Therapeutics Inc” (the Company).

Immediately prior to the execution and delivery of the Merger Agreement, Carisma entered into a subscription agreement in connection with the Carisma pre-closing financing, pursuant to which certain investors agreed to purchase shares of Carisma common stock at an aggregate purchase price of $30.6 million. The shares of Carisma common stock issued in the Carisma pre-closing financing were converted into shares of Sesen Bio common stock in the Merger in accordance with the exchange ratio. The Carisma convertible note converted into 5,059,338 shares of Sesen Bio common stock calculated in accordance with the terms of the Carisma convertible note and based on the exchange ratio for the conversion of Carisma capital stock into Sesen Bio common stock.

On March 7, 2023, the Company entered into the CVR Agreement with a rights agent pursuant to which Sesen Bio’s pre-Merger stockholders of record as of March 7, 2023 received one contingent value right in the form of a dividend (a CVR) for each outstanding share of Sesen Bio common stock held by such stockholders on such date. Each CVR represents the contractual right to receive contingent cash payments upon the receipt by the Company of (i) certain proceeds payable by Roche, if any, pursuant to the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement and (ii) the proceeds from any sale of the Company’s pre-Merger non-cash assets, including Vicineum, subject to certain customary deductions, including for expenses and taxes. The CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company or its subsidiaries, and interest will not accrue on any amounts payable on the CVRs. Sesen Bio paid a pre-closing dividend to its common stockholders of record consisting of (a) one CVR for each outstanding share of pre-Merger common stock held by such stockholder as of such date, representing the right to receive contingent payments upon the occurrence of certain events set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement and (b) a special cash dividend in the aggregate of $75.0 million.

Each outstanding share of Carisma capital stock, including shares of Carisma common stock issued in connection with the Carisma pre-closing financing, was converted shares of Sesen Bio common stock equal to the exchange ratio. The exchange ratio was 1.8994 shares of Sesen Bio common stock for each share of Carisma capital stock.

The following selected unaudited pro forma condensed combined financial data gives effect to the (i) Merger, (ii) the Carisma pre-closing financing, (iii) the automatic conversion of the Carisma convertible note, and (iv) the pre-closing dividend.

The Merger is accounted for as a reverse recapitalization under U.S. GAAP because the primary assets of Sesen Bio were cash, cash equivalents, and marketable securities. For financial reporting purposes, Carisma has been determined to be the accounting acquirer based upon the terms of the Merger and other factors including: (i) Carisma stockholders own approximately 71.7% of the fully diluted closing Company common stock immediately following the effective time of the Merger, (ii) Carisma holds the majority (six of seven) of board seats of the combined company, and (iii) Carisma’s management holds all key positions in the management of the combined company. The “fully diluted closing Sesen Bio common stock” as used herein means (x) the number of outstanding shares of Sesen Bio common stock, which amount excludes the shares of Sesen Bio common stock available for issuance under the 2014 Incentive Plan and the 2009 Incentive Plan, as well as inducement grants made outside of the Sesen Bio stockholder-approved plans and out-of-the-money Sesen Bio options, plus (y) the number of outstanding shares of Carisma common stock, which amount includes the shares of Carisma common stock available for issuance under the Carisma Plan.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The Sesen Bio and Carisma unaudited pro forma condensed combined balance sheet data assume that the Merger took place on December 31, 2022, and combines the Sesen Bio and Carisma historical balance sheets at December 31, 2022. The Sesen Bio and Carisma unaudited pro forma condensed combined statements of operations data assume that the Merger took place as of January 1, 2022 and combines the historical results of Sesen Bio and Carisma for the year ended December 31, 2022. The historical financial statements of Sesen Bio and Carisma, which are filed as Exhibit 99.4 to the Current Report on this Form 8-K/A, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. The final determination of these estimated fair values will be based on the actual net tangible assets of Sesen Bio that existed as of the date of completion of the Merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Sesen Bio and Carisma been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical audited financial statements of Sesen Bio for the years ended December 31, 2022 which is filled in Sesen Bio’s Form 10-K and Carisma for the year ended December 31, 2022 which is filed as Exhibit 99.4 to the Current Report on this Form 8-K/A.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2022

(in thousands, except per share amounts)

	Carisma Therapeutics Inc.	Sesen Bio, Inc.	Transactions Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$24,194	$112,553	$(68,572)	A	$68,175
Short-term marketable securities	27,802	54,366	-		82,168
Restricted cash	-	21,000	-		21,000
Other receivables	-	825	-		825
Prepaid expenses and other current assets	2,596	400	-		2,996
Total current assets	54,592	189,144	(68,572)		175,164
Restricted cash	-	30	-		30
Property and equipment, net	8,628	-	-		8,628
Right of use assets – operating leases	4,822	-	-		4,822
Deferred financing costs	4,111	-	(4,111)	B	-
Total assets	$72,153	$189,174	$(72,683)		$188,644
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,728	$1,233	$(1,040)	B	$1,921
Accrued expenses	10,361	29,636	(3,772)	B	36,225
Deferred revenues	2,459	-	-		2,459
Operating lease liabilities	3,437	-	-		3,437
Finance lease liabilities	1,162	-	-		1,162
Other current liabilities	523	115	-		638
Total current liabilities	19,670	30,984	(4,812)		45,842
Deferred revenues	45,000	-	-		45,000
Convertible promissory notes	33,717	-	(33,717)	C	-
Derivative liability	5,739	-	(5,739)	C	-
Operating lease liabilities	976	-	-		976
Finance lease liabilities	872	-	-		872
Other long-term liabilities	1,041	-	-		1,041
Total liabilities	107,015	30,984	(44,268)		93,731
Convertible preferred stock	107,808	-	(107,808)	D	-
Stockholders’ equity (deficit):
Common stock	-	202	(162)	E	40
Additional paid-in capital	1,199	494,675	(240,446)	E	255,428
Accumulated other comprehensive income (loss)	(41)	(546)	546	E	(41)
Accumulated deficit	(158,223)	(336,141)	333,850	E	(160,514)
Total stockholders’ equity (deficit) attributable to Carisma and Sesen Bio	(157,065)	158,190	93,788		94,913
Equity attributable to noncontrolling interests	14,395	-	(14,395)	F	-
Total stockholders’ equity (deficit)	(142,670)	158,190	79,393		94,913
Total liabilities and stockholders’ equity (deficit)	$72,153	$189,174	$(72,683)		$188,644

See accompanying notes to the unaudited pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended December 31, 2022

(in thousands, except per share amounts)

	Carisma					Other
	Therapeutics Inc.	Sesen Bio, Inc.	Transaction Adjustments		Notes	Transaction Adjustment	Notes	Pro Forma Combined
Collaboration revenues	$9,834	$40,000		$-		$(40,000)	I	$9,834
Operating expenses:
Research and development	56,618	38,594		-		-		95,212
General administrative	9,378	39,787		-		-		49,165
Restructuring charge	-	11,764		-		-		11,764
Intangibles impairment charge	-	27,764		-		-		27,764
Change in fair value contingent consideration	-	(52,000)		-		-		(52,000)
Total operating expenses	65,996	65,909		-		-		131,905
Loss from operations	(56,162)	(25,909)		-		(40,000)		(122,071)
Non-operating income (expense):
Change in fair value of derivative liability	(1,919)	-		1,919	G	-		-
Interest income (expense), net	(3,145)	1,854		3,664	G	-		2,373
Other income	-	296		-		-		296
Loss before income taxes	(61,226)	(23,759)		5,583		(40,000)		(119,402)
Income tax benefit	-	3,875		-		-		3,875
Net Loss	$(61,226)	$(19,884)		$5,583		$(40,000)		$(115,527)

Net loss per share, basic and diluted	$(54.65)	$(0.10)	$					$(2.88)
Weighted-average common shares outstanding, basic and diluted	1,120	200,546		(161,584)	H			40,082

See accompanying notes to the unaudited pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of Transactions

Merger Transaction

On March 7, 2023, Sesen Bio and Carisma completed an Agreement and Plan of Merger Reorganization, dated as of September 20, 2022, as amended by the First Amendment thereto dated as of December 29, 2022 and the Second Amendment thereto dated as of February 13, 2023 (as amended, the Merger Agreement), pursuant to which a wholly-owned subsidiary of Sesen Bio merged with and into Carisma, with Carisma surviving as a wholly-owned subsidiary of Sesen Bio. Sesen Bio was renamed “Carisma Therapeutics Inc.” and is trading under the symbol “CARM” on the Nasdaq Global Market.

On March 7, 2023, the Company effected a 1-for-20 reverse stock split of its common stock and implemented a reduction in the number of authorized shares of common stock to 100,000,000. At closing, after taking into account shares of Carisma common stock purchased in connection with the pre-closing financing and the conversion of the $35.0 million convertible note, the Company issued an aggregate of 29,880,394 shares of its common stock to Carisma shareholders based on the exchange ratio of 1.8994, resulting in 40,254,666 shares of the Company’s common stock being issued and outstanding immediately following the effective time of the Merger. The exchange ratio was determined in accordance with the Merger Agreement and was calculated using a formula intended to allocate the Company’s pre-Merger stockholders and Carisma stockholders a percentage of the combined company. The Company also assumed all of the outstanding and unexercised stock options to purchase shares of Carisma common stock. The assumed options continue to be governed by the terms of the Carisma Therapeutics Inc. 2017 Stock Incentive Plan.

At the time of the Merger, (i) Sesen Bio had $74.7 million in net cash, (ii) the Carisma pre-closing financing was $30.6 million, (iii) the outstanding shares of Sesen Bio common stock, Sesen Bio RSUs, Sesen Bio options and Sesen Bio warrants as of the closing were 222,944,963 and (iv) the outstanding shares of Carisma capital stock as of the closing on a fully diluted and as-converted basis were 14,855,514. Accordingly, the exchange ratio was 1.8994 and, based solely on such exchange ratio, at closing: (a) Carisma stockholders as of immediately prior to the Merger (not including the shares of Carisma common stock issued in the Carisma pre-closing financing) owned 71.7% of the fully diluted closing common stock, (b) the shares of Carisma common stock issued in the Carisma pre-closing financing to Carisma stockholders as of immediately prior to the Merger represented 9.5% of the fully diluted closing common stock, (c) the Sesen Bio stockholders as of immediately prior to the Merger (excluding for this purpose certain out-of-the-money Sesen Bio options) owned 28.3% of the fully diluted closing common stock, (d) the shares of common stock issued upon the conversion of the Carisma convertible note represented 12.3% of the fully diluted closing common stock, and (e) the shares of Carisma capital stock available for issuance under the Carisma Plan as of immediately prior to the Merger represented 8.5% of the fully diluted closing common stock.

As of the effective time of the Merger, each Carisma option that was outstanding and unexercised immediately prior to the effective time granted under the Carisma Plan, or otherwise, whether or not vested, was, along with the Carisma Plan, assumed by Sesen Bio and has become an option to purchase solely that number of shares of Sesen Bio common stock equal to the product obtained by multiplying (i) the number of shares of Carisma common stock by (ii) the exchange ratio, and rounding the resulting number down to the nearest whole number of shares of Sesen Bio common stock. The per share exercise price for Sesen Bio common stock issuable upon exercise of each Carisma option assumed shall be determined by dividing (a) the per share exercise price of Carisma common stock by (b) the exchange ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Carisma option assumed will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Carisma option shall otherwise remain unchanged.

Pre-Closing Financing

At the time of the Merger Agreement, certain investors entered into the subscription agreement with Carisma pursuant to which such investors purchased shares of Carisma common stock for an aggregate purchase price of $30.6 million.

Pre-Closing Dividend

Prior to the effective time of the Merger, Sesen Bio declared and paid a pre-closing dividend to its stockholders and a special cash dividend in the aggregate of $75.0 million.

Conversion of Carisma Convertible Note

Carisma’s $35.0 million convertible note and accrued interest converted into shares of Sesen Bio common stock.

Contingent Value Rights Agreement

On March 7, 2023, the Company entered into the CVR Agreement with a rights agent pursuant to which the Company’s pre-Merger stockholders of record as of March 7, 2023, received one CVR for each outstanding share of the Company common stock held by such stockholders on such date. Each CVR represents the contractual right to receive contingent cash payments upon the receipt by the Company of (i) certain proceeds payable by Roche, if any, pursuant to the Roche Asset Purchase Agreement, upon the achievement by Roche of a specified milestone set forth in the Roche Asset Purchase Agreement and (ii) the proceeds from any sale of the Company’s pre-Merger non-cash assets, including Vicineum, subject to certain customary deductions, including for expenses and taxes. The CVR will be recognized when the achievement of the milestone payment becomes probable. The CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in the Company.

Other Transaction

Sesen Bio Sale of Legacy Technology to Roche

On July 15, 2022, Sesen Bio executed the Roche Asset Purchase Agreement pursuant to which Roche purchased all patent rights and know-how related to the monoclonal antibody EBI-031 and all other IL-6 antagonist monoclonal antibody technology owned by Sesen Bio. Sesen Bio received an upfront payment from Roche of $40.0 million upon execution of the Roche Asset Purchase Agreement. In addition, the Company is eligible to receive an additional $30.0 million payment from Roche upon Roche’s initiation of a Phase 3 clinical trial with EBI-031 for a defined indication if initiated prior to December 31, 2026 which will be paid to the Company’s stockholders through the CVR Agreement.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is presented as if the Merger had been completed on December 31, 2022. The unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 assumes that the Merger occurred on January 1, 2022, and combines the historical results of Carisma and Sesen Bio.

Additionally, the unaudited pro forma condensed combined balance sheet and statements of operation data reflect the other transactions that have occurred at or prior to the completion of the Merger.

For accounting purposes, Carisma is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of Sesen Bio by Carisma because at the closing of the Merger, the primary pre-combination assets of Sesen Bio were cash, cash equivalents and marketable securities. The final exchange ratio was 1.8994. The pro forma financial statements reflect Carisma management’s estimates of the fair value of Sesen Bio’s net assets that have been contributed to Carisma as part of the Merger.

Under reverse recapitalization accounting, the assets and liabilities of Sesen Bio are recorded, as of the completion of the Merger, at their fair values which are expected to approximate book values because of the short-term nature of the instruments. No goodwill or intangible assets are expected to be recognized. The historical financial statements of Sesen Bio and Carisma, which is filed as Exhibit 99.4 to the Current Report on this Form 8-K/A, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Pro forma adjustments related to the Carisma pre-closing financing for aggregate cash proceeds of $30.6 million and reflect the conversion of the Carisma convertible note into shares of Sesen Bio common stock.

The unaudited pro forma condensed combined financial statements also give effect to the other transactions that are not directly attributable to the Merger but are deemed relevant to the pro forma financial position and operations of the combined companies.

To the extent there are significant changes to the business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma condensed combined financial statements could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following the completion of the Merger. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Pro Forma Adjustments

The pro forma adjustments were based on the preliminary information available at the time of the preparation of the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the separate historical audited financial statements of Sesen Bio and Carisma for the years ended December 31, 2022 and 2021which are filed as Exhibit 99.4 to the Current Report on this Form 8-K/A.

Merger Transaction Adjustments

A	Reflects (i) $30.6 million in proceeds from the Carisma pre-closing financing, (ii) payment of a $75.0 million special cash dividend (iii) payment of total estimated unpaid transaction costs and (iv) payment of severance costs.

(amounts in thousands)	Carisma Therapeutics Inc.	Sesen Bio, Inc.	Total
Proceeds from Carisma pre-closing financing, net of issuance costs	$30,640	$-	$30,640
Special cash dividend payment to Sesen Bio stockholders	-	(75,000)	(75,000)
Payment of transaction costs	(7,834)	(7,978)	(15,812)
Payment of severance costs	-	(8,400)	(8,400)
Pro forma adjustment	$22,806	$(91,378)	$(68,572)

B	Reflects payment of total estimated unpaid transaction costs as of December 31, 2022 in connection with the Merger and settlement of accrued interest upon conversion of the Carisma convertible note:

(amounts in thousands)	Carisma Therapeutics Inc.	Sesen Bio, Inc.	Total
Unpaid transaction costs in accrued expenses as of December 31, 2022	$(621)	$(2,025)	$(2,646)
Unpaid transactions costs in accounts payable as of December 31, 2022	(1,040)	-	(1,040)
Transaction costs in deferred financing costs as of December 31, 2022	4,111	-	4,111
Accrued interest for Carisma convertible note	(1,126)	-	(1,126)
Total	$1,324	$(2,025)	$(701)

C	Settlement of the Carisma convertible note and related derivative liability through the issuance of Sesen Bio common stock.

D	Conversion of Carisma convertible preferred stock into common stock of the combined company.

E	To record the (i) exchange ratio adjustment to Carisma’s common stock outstanding, (ii) conversion of Carisma convertible preferred stock into common stock, (iii) the elimination of Carisma’s noncontrolling interest upon conversion of Carisma convertible preferred stock, (iv) sale of Carisma common stock, net of issuance costs, in connection with Carisma pre-closing financing, (v) automatic conversion of the Carisma convertible note, (vi) elimination of Sesen Bio’s historical equity carrying value, (vii) issuance of common stock upon the acceleration of unvested Sesen Bio RSUs and PSUs upon closing of the Merger, (viii) special cash dividend payment to Sesen Bio stockholders, (ix) post-combination stock-based compensation expense for Sesen Bio options and Sesen Bio RSUs and (x) payment of transaction and severance costs:

				Accumulated
			Additional	other
	Common stock		paid-in	comprehensive	Accumulated	Noncontrolling
(amounts in thousands)	shares	amount	capital	income	deficit	interests	Total
Adjustment to Carisma common stock outstanding in connection with the exchange ratio	1,050	$2	$(2)	$-	$-	$-	$-
Issuance of common stock upon conversion of Carisma convertible preferred shares and noncontrolling interests	18,873	19	122,184	-	-	(14,395)	107,808
Issuance of common stock upon completion of Carisma pre-closing financing	3,731	5	30,635	-	-	-	30,640
Issuance of common stock upon settlement of Carisma convertible note, accrued interest and related derivative liability	5,059	5	41,860	-	(1,283)	-	40,582
Elimination of Sesen Bio’s historical carrying values	(200,546)	(203)	(336,484)	546	336,141	-	-
Issuance of common stock upon acceleration of Sesen Bio RSUs and PSUs	10,374	10	(10)	-	-	-	-
Special cash dividend payment to Sesen Bio stockholders	-	-	(75,000)	-	-	-	(75,000)
Elimination of Carisma deferred financing costs	-	-	(4,111)	-	-	-	(4,111)
Post-combination stock-based compensation costs	-	-	1,008	-	(1,008)	-	-
Payment of transaction costs and severance expenses	-	-	(20,526)	-	-	-	(20,526)
Pro forma adjustment	(161,459)	$(162)	$(240,446)	$546	$333,850	$(14,395)	$79,393

F	Issuance of common stock upon conversion of Carisma noncontrolling interests.

G	Elimination of interest expense and change in fair value of derivative liability associated with the Carisma convertible note and related derivative, respectively, that were settled.

H	The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net income per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company. The following table sets forth the calculation of the pro forma weighted-average number of common shares outstanding — basic and diluted.

Year ended December 31, 2022
Effect of applying estimated exchange ratio to Carisma common stock	$1,008
Conversion of Carisma preferred stock and noncontrolling interest	18,873
Issuance of common stock in connection with Carisma pre-closing financing	3,731
Issuance of common stock upon settlement of Carisma convertible note, accrued interest and related derivative liability	4,976
Issuance of shares of common stock of the combined company to Sesen Bio stockholders	10,374
Elimination of historical Sesen Bio weighted-average shares outstanding	(200,546)
$(161,584)

Other Transaction Adjustments

I	Elimination of one time payments received in connection with the Roche Asset Purchase Agreement in July 2022 of $40.0 million.